Exhibit 10.4

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is entered into as of July 1, 2026 (the “Effective Date”), by and between Camillo Martino (the “Consultant”), on the one hand, and Magnachip Semiconductor Corporation, a Delaware corporation (“Parent”), on the other hand. This Termination Agreement sets forth the terms and conditions of the termination of that certain Consulting Agreement, dated as of September 30, 2025, together with those certain letter agreements dated September 30, 2025, November 24, 2025 and February 24, 2026, by and between the Consultant and Parent (collectively, the “Consulting Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Consulting Agreement.

1.
As of the Effective Date, the Consulting Agreement shall terminate and be of no further force and effect, and, except as expressly set forth in this Termination Agreement, each Party shall have no further rights, obligations, liabilities, or responsibilities to the other arising out of or relating to the Consulting Agreement; provided, however, that (i) any unpaid cash compensation payable under the Consulting Agreement shall become immediately due and payable as of the Effective Date, and (ii) all outstanding equity compensation granted pursuant to the Consulting Agreement (i.e., 105,484 RSUs) shall become fully vested as of the Effective Date.
2.
Each Party, on behalf of itself and any person or entity claiming by, through or under it, hereby irrevocably, unconditionally and permanently waives, releases and forever discharges the other Party and, to the extent applicable, its affiliates, shareholders, directors, officers, employees and agents (collectively, “Representatives”) from any and all claims, demands, causes of action, liabilities and damages, whether known or unknown, accrued or unaccrued, solely to the extent arising out of or relating to the Consulting Agreement. For the avoidance of doubt, nothing in this Section shall release, waive or otherwise affect any rights, obligations or liabilities arising under any agreement or arrangement other than the Consulting Agreement.
3.
Each Party further irrevocably waives any rights to, and covenants that it shall not, commence, maintain or participate in any arbitration, litigation or other legal proceeding asserting any claim released pursuant to this Termination Agreement.
4.
The provisions of this Termination Agreement will be binding upon each Party’s heirs, executors, administrators, legal representatives and assigns. If any provision of this Termination Agreement will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Termination Agreement.
5.
This Termination Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

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IN WITNESS WHEREOF, the Parties have duly executed this Termination Agreement.

MAGNACHIP SEMICONDUCTOR CORPORATION

By: /s/ Shinyoung Park
Name: Shinyoung Park
Title: Chief Financial Officer

CONSULTANT

/s/ Camillo Martino
Camillo Martino